SUN COMMUNITIES, INC.
EQUITY INCENTIVE PLAN
AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

Sun Communities, Inc., a Maryland corporation (the “Company”), upon the recommendation of the Company's Board of Directors (the “Board”) and pursuant to that certain Equity Incentive Plan (the “Plan”) adopted by the Company's Board of Directors and approved by its shareholders on July 29, 2009, and in consideration of the services to be rendered to the Company or its subsidiaries by Gary A. Shiffman (“Employee”), hereby grants and issues, as of June 20, 2013 (the “Date of Grant”), to Employee two hundred fifty thousand (250,000) shares of the Company's Common Stock, par value $0.01 per share (the “Shares”), subject to the terms and conditions contained in this Amended and Restated Restricted Stock Award Agreement (the “Agreement”) and subject to all the terms and conditions of the Plan, which are incorporated by reference herein. Employee agrees to the provisions set forth herein and in the Plan and acknowledges that each such provision is a material condition of the Company’s agreement to issue the Shares to Employee. This Agreement amends and restates, in its entirety, that certain Restricted Stock Award Agreement dated as of the Date of Grant between the Company and Employee (the “Original Agreement”). Upon execution of this Agreement the Original Agreement shall be null and void and of no further force and effect. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

I. RECEIPT AND DELIVERY OF SHARES

Until such time as the Shares vest in accordance with Section II below, the stock certificate or certificates evidencing the Shares shall be registered in the name of Employee but held in escrow by the Company. As soon as practicable after the date upon which any Shares vest, the Company shall deliver to Employee a certificate or certificates representing such vested Shares, registered in the name of Employee.

II. VESTING SCHEDULE

(a)    Subject to the restrictions and conditions set forth in the Plan and subject to the other terms of this Agreement, 150,000 Shares shall be subject to vesting as set forth in Section II(b) below (the “Time Vesting Shares”) and the remaining 100,000 Shares shall be subject to vesting as set forth in Section II(c) and Section II(d) below (the “Performance Vesting Shares”).

(b)    The Time Vesting Shares shall vest as follows: (i) 52,500 of the Time Vesting Shares shall vest on each of June 20, 2016 and June 20, 2017, (ii) 30,000 of the Time Vesting Shares shall vest on June 20, 2018, and (iii) 7,500 of the Time Vesting Shares shall vest on each of June 20, 2019 and June 20, 2020, provided that Employee is employed by the Company or any of its affiliates on such dates.

(c)    If the Market Performance Criteria (as defined below) for the applicable three-year measurement period is satisfied, up to 50,000 of the Performance Vesting Shares shall vest as follows, provided that Employee is employed by the Company or any of its affiliates on the applicable vesting dates:

Three-Year Measurement Period	Vesting Date	Shares Vested
January 1, 2013 through December 31, 2015	March 1, 2016	Up to 16,667
January 1, 2014 through December 31, 2016	March 1, 2017	Up to 16,667
January 1, 2015 through December 31, 2017	March 1, 2018	Up to 16,666

For purposes hereof, “Market Performance Criteria” shall mean certain performance criteria relative to the Company’s common stock performance established for Employee by the Compensation Committee of the Company’s Board of Directors. The Market Performance Criteria will be based (i) 50% on the absolute total shareholder return on the Company’s common stock during the applicable three-year measurement period above, and (ii) 50% on the total shareholder return on the Company’s common stock during the applicable three-year measurement period relative to the total shareholder return during such period of an index of a group of publicly-traded companies that are peers of the Company.

(d)    If the Company Performance Criteria (as defined below) for the applicable calendar year is satisfied, up to 50,000 of the Performance Vesting Shares shall vest as follows, provided that Employee is employed by the Company or any of its affiliates on the applicable vesting dates:

Calendar Year	Vesting Date	Shares Vested
January 1, 2014 through December 31, 2014	March 1, 2015	Up to 12,500
January 1, 2015 through December 31, 2015	March 1, 2016	Up to 12,500
January 1, 2016 through December 31, 2016	March 1, 2017	Up to 12,500
January 1, 2016 through December 31, 2017	March 1, 2018	Up to 12,500

For purposes hereof, “Company Performance Criteria” shall mean certain Company financial performance criteria established for Employee by the Compensation Committee of the Company’s Board of Directors. The Company Performance Criteria will be based (i) 50% on certain Company FFO growth targets for the applicable calendar year, and (ii) 50% on certain Company same-site NOI growth targets for the applicable calendar year.

(e)    Subject to Section 11 of that certain Employment Agreement by and among the Company, Sun Communities Operating Limited Partnership, a Michigan limited partnership, and Employee dated as of the Date of Grant (including any amendments, restatements or replacements thereof), in the event of Employee’s Termination of Employment at any time for any reason other than the death or Disability (as defined below) of Employee, all unvested Shares shall be automatically forfeited to the Company and, accordingly, Employee shall forfeit all right, title and interest in and to such forfeited Shares. For purposes hereof, “Disability” shall mean physical or mental incapacity for an aggregate period of at least 90 days within any period of 365 consecutive days.

III. RESTRICTIONS ON SHARES; CLAWBACK

Until a Share vests pursuant to Section II above, it shall not be liable for the debts, contracts or obligations of Employee nor be subject to disposition by assignment, transfer, sale, alienation, pledge, encumbrance or any other means, whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no force or effect; provided, however, that this Section III does not prevent transfers by will or by the applicable laws of descent and distribution.

The Employee agrees that all of the Shares are subject to the Sun Communities, Inc. Executive Compensation “Clawback” Policy dated July 14, 2014, as it may be amended, restated or supplemented from time to time.

IV. RIGHTS AS A STOCKHOLDER

Notwithstanding Section 9.06 of the Plan to the contrary, Employee shall be entitled to all of the rights of a stockholder with respect to the Shares, including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to any Shares that are still subject to the restrictions of Section II and III of this Agreement shall be subject to all of the restrictions in this Agreement with respect to such Shares.

V. REGISTRATION

Subject to the other terms and conditions of this Agreement, the Shares may be offered and sold by Employee only if such stock is registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), or if an exemption from registration under the Securities Act is available. Employee acknowledges and agrees: (a) that the Company has no obligation to effect such registration; (b) not to offer or sell the Shares unless and until such stock is registered for resale under the Securities Act or an exemption from registration is available; and (c) that the Shares were acquired for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

VI. NO RIGHT TO EMPLOYMENT CONFERRED

Nothing in this Agreement or the Plan shall confer upon Employee any right to continue in employment with the Company or a subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such person's employment at any time.

VII. MISCELLANEOUS

(a)    In accordance with the terms of the Plan, the Company is entitled to withhold (or secure payment from Employee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to the award or issuance of the Shares. Employee understands that the taxable income recognized by Employee as a result of the award of the Shares would be affected by a decision by Employee to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “83(b) Election”), with respect to the Shares within thirty (30) days after the Date of Grant. Employee acknowledges and agrees that he will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Shares and for properly making such election and filing such election with the relevant taxing authorities on a timely basis.

(b)    If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue to be in full force and effect to the maximum extent permitted by law. If the implementation or presence of any provision of this Agreement would or will cause the Plan and thereby the Shares purchased thereunder to not be in compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any other statutory provision, such Agreement provision shall not be implemented or, at the Company's option following notice, such provision shall be severed from the Agreement as is appropriate or necessary to achieve statutory compliance; provided, however, that the parties hereby agree to negotiate in good faith as may be necessary to modify this Agreement to achieve statutory compliance or otherwise effectuate the intent of the parties following a severance permitted by this Section VII(b).

(c)    The number and kind of Shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, or other change in capitalization with a similar substantive effect upon such Shares. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.

(d)    Any notice required to be given hereunder to the Company shall be addressed to the Chief Financial Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, and any notice required to be given to Employee shall be sent to Employee’s address as shown on the records of the Company.

(e)    This instrument contains the entire Agreement of the parties and may only be amended by written agreement executed by the parties hereto.

(f)    This Agreement is made and entered into in, and shall be construed and enforced in accordance with the laws of, the State of Michigan.

[Signatures on following page]

IN WITNESS WHEREOF, this Amended and Restated Restricted Stock Award Agreement is hereby executed as of July 15, 2014, but effective as of the Date of Grant.

“COMPANY”
SUN COMMUNITIES, INC., a Maryland corporation
By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Treasurer, Chief Financial Officer and Secretary

“EMPLOYEE”

/s/ Gary Shiffman
GARY SHIFFMAN

[Signature Page to Amended and Restated Restricted Stock Award Agreement]